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                                                                    Exhibit 23.4

                     Consent of Janney Montgomery Scott LLC

February 2, 2000

The Board of Directors
inTEST Corporation:


We hereby consent to the inclusion of the Opinion of Janney Montgomery Scott LLC dated January 31, 2000 as an Appendix to the joint proxy statement/prospectus filed as part of the Form S-4 Registration Statement of inTEST Corporation, and to the references to our firm as in the text of said joint proxy statement/prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.


/s/ Janney Montgomery Scott LLC
Philadelphia, Pennsylvania